Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

April 20, 2012

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

RE:        Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2012, relating to 500,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), to be issued from time to time pursuant to the Pinnacle Financial Partners, Inc. Amended and Restated 2004 Equity Incentive Plan (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to this opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that (a) the Shares will be issued in accordance with the terms of the Plan, and (b) the full consideration for each Share will be received by the Company and will not be less than par value for each Share.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Pinnacle Financial Partners, Inc.

April 20, 2012

The foregoing opinion is based on and is limited to the laws of the State of Tennessee, and we render no opinion with respect to the laws of any other jurisdiction.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC